                                                                     Exhibit 4.7

                  RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

     THIS RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this "AGREEMENT") is entered into as of November 10, 2006 by and among ATA Inc., an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands (the "COMPANY"), each of the persons set forth in Schedule A hereto, collectively, (the "COMMON SHAREHOLDERS" and each, a "COMMON SHAREHOLDER"), SB ASIA INVESTMENT FUND II, L.P., a limited partnership organized and existing under the Laws of Cayman Islands ("SAIF"), and Winning King LTD, an international business company organized under the Laws of the British Virgin Islands ("WKL", and together with SAIF, collectively, the "INVESTORS", and each an "INVESTOR").


                                    RECITALS

     WHEREAS, the Company, the Investors and the Common Shareholders have entered into a Share Exchange Agreement dated the date hereof (the "SHARE EXCHANGE AGREEMENT"), under which the Common Shareholders and Investors transferred their shares in ATA Testing Authority (Holdings) Limited, an international business company organized under the laws of the British Virgin Islands, to the Company in exchange for equivalent shares in the Company.


                                   WITNESSETH

     NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the parties agree as follows:

1. DEFINITIONS. The following terms shall have the meanings ascribed to them below:

          "AFFILIATE" means, with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this Agreement, "CONTROL" means, when used with respect to any Person, power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "AFFILIATED," "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

          "COMMON SHARES" means the Company's common shares, with a par value of US$0.01 per share.

          "COMMON SHARE EQUIVALENTS" means warrants, options and rights exercisable for Common Shares or securities convertible into or exchangeable for Common Shares, including, without limitation, the Preferred Shares.

          "EQUITY SECURITIES" means any Common Shares or Common Share Equivalents of the Company.

                                    Right of First Refusal and Co-Sale Agreement

          "GOVERNMENTAL AUTHORITY" means a nation or government or any province or state or any other political subdivision thereof, and any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

          "HOLDER" means each Investor, together with the permitted transferees and assigns of such Investor who become parties to this Agreement.

          "LAW" means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

          "LIQUIDATION EVENT" means (i) any liquidation, winding-up or dissolution of the Company; (ii) any, consolidation, amalgamation or merger of the Company with or into any Person, or any other corporate reorganization, in which the members of the Company immediately before such transaction own less than 50% of the Company's voting power immediately after such transaction (excluding any transaction effected solely for tax purposes or to change the Company's domicile); (iii) sale of all or substantially all of the assets of the Company, or (iv) the exclusive licensing of all or substantially all of the Company's intellectual property to a third party.

          "PERMITTED TRANSFEREE" has the meaning set forth in Section 2.5 hereof.

          "QUALIFIED IPO" has the meaning given to such term in the Company's Memorandum and Articles of Association, as amended and restated from time to time.

          "PERSON" means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

          "PREFERRED SHARES" means the Company's Series A Preferred Shares, par value US$0.01 per share and the Company's Series A-1 Preferred Shares, par value US$0.01 per share.

          "SHARES" means Common Shares or Preferred Shares.


2.   RIGHTS OF FIRST REFUSAL AND CO-SALE RIGHTS

     2.1  PROHIBITION ON TRANSFER OF SHARES.

          (a) HOLDERS OF COMMON SHARES. Except as provided in Sections 2.2 through 2.5 of this Agreement, and except as provided in that certain Share Transfer Agreement entered into by and between Guo Ming and Zheng Zhenxiu on March 18, 2004 (the "EXISTING SHARE TRANSFER AGREEMENT"), none of the Common Shareholders, regardless of such Common Shareholder's employment status with the Company, may transfer any direct or indirect interest in any Equity Securities now or hereafter owned or held by such Common Shareholders prior to a Qualified IPO, unless otherwise approved in writing by SAIF as long as SAIF holds any Preferred Shares. For the purposes hereof, redemption or repurchase of shares by the Company shall not be prohibited under this clause.

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          (b) PROHIBITED TRANSFERS VOID. Any transfer of Equity Securities by any Common Shareholder not made in compliance with this Agreement shall be null and void as against the Company, shall not be recorded on the books of the Company and shall not be recognized by the Company.

     2.2  RIGHTS OF FIRST REFUSAL.

          (a) TRANSFER NOTICE. Prior to the closing of a Qualified IPO, except as provided in the Existing Share Transfer Agreement, if any Common Shareholder proposes to transfer Equity Securities to one or more third parties pursuant to an understanding with such third parties (a "TRANSFER", such holder a "TRANSFEROR"), then the Transferor shall give the Company and each Holder written notice of the Transferor's intention to make the Transfer (the "TRANSFER NOTICE"), which shall include (i) a description of the Equity Securities to be transferred (the "OFFERED SHARES"), (ii) subject to any applicable non-disclosure agreement with such third party, the identity of the prospective transferee and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a firm offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice.

          (b) HOLDERS' OPTION.

          (i) Each Holder shall have an option for a period of twenty (20) days following the Holder's receipt of the Transfer Notice to elect to purchase its respective pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

          (ii) Each Holder may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share (with any re-allotments as provided below) of the Offered Shares, by notifying Transferor and the Company in writing, before expiration of the twenty (20) day period as to the number of such shares that it wishes to purchase (including any re-allotment).

          (iii) Each Holder's pro rata share of the Offered Shares shall be a fraction, the numerator of which shall be the number of Equity Securities (assuming the exercise, conversion and exchange of any Common Shares Equivalents) owned by such Holder on the date of the Transfer Notice and the denominator of which shall be the total number of Equity Securities (assuming the exercise, conversion and exchange of any Common Shares Equivalents) held by all Holders on such date.

          (iv) If any Holder fails to exercise such purchase option pursuant to this Section 2.2, the Transferor shall give notice of such failure (the "RE-ALLOTMENT NOTICE") to the Company and to each other Holder that elected to purchase its entire pro rata share of the Offered Shares (the "PURCHASING HOLDERS"). Such Re-allotment Notice may be made by telephone if confirmed in writing within two (2) days. The Purchasing Holders shall have a right of re-allotment such that they shall have ten (10) days from the date such Re-allotment Notice was given to elect to increase the number of Offered Shares they agreed to purchase under Section 2.2(b)(i) to include their respective pro rata share of the Offered Shares contained in any Re-allotment Notice.

          (v) Subject to applicable securities Laws, each Holder shall be entitled to

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


     apportion Offered Shares to be purchased among its partners and Affiliates upon written notice to the Company and the Transferor.

          (vi) If a Holder gives the Transferor notice that it desires to purchase Offered Shares, then payment for the Offered Shares shall be by check or wire transfer in immediately available funds of the appropriate currency, against delivery of the Offered Shares to be purchased at a place agreed by the Transferor and all the participating Holders and at the time of the scheduled closing therefor, which shall be no later than forty-five
     (45) days after the Company's receipt of the Transfer Notice, unless such notice contemplated a later closing with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 2.2(c).

          (vii) Regardless of any other provision of this Agreement, if the Holders fail to exercise their purchase option pursuant to this Section 2.2 with respect to all (and not less than all) of the Offered Shares, then the Transferor shall be under no obligation to transfer the Offered Shares to the Holders pursuant to this Section 2.2 and shall instead be free to sell such Offered Shares pursuant to the Transfer Notice, subject to Sections
     2.3 and 2.4.

          (viii) The Transferor shall have the right to terminate or withdraw any Transfer Notice and any intent to transfer Offered Shares at any time, whether or not any Holder has elected to purchase under this Section 2.2 any Offered Shares offered thereby.

          (c) VALUATION OF PROPERTY.

          (i) Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Holders shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.

          (ii) If the Transferor and the Holders cannot agree on such cash value within seven (7) days after the Holders' receipt of the Transfer Notice, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by the Transferor and the Holders or, if they cannot agree on an appraiser within ten (10) days after the Holders' receipt of the Transfer Notice, each shall select an appraiser of internationally recognized standing and the two appraisers shall designate a third appraiser of internationally recognized standing, whose appraisal shall be determinative of such value.

          (iii) The cost of such appraisal shall be shared equally by the Transferor and the Holders, with the half of the cost borne by the Holders to be borne pro rata by each Holder based on the number of shares such Holder has elected to purchase pursuant to this Section 2.

          (iv) If the value of the purchase price offered by the prospective transferee is not determined within the forty-five (45) day period specified in Section 2.2(b)(vi) above, the closing of the Holders' purchase shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this Section 2.2(c).

     2.3  RIGHT OF CO-SALE.

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


          (a) Except as provided in the Existing Share Transfer Agreement, to the extent the Holders do not exercise their respective rights of first refusal as to all of the Offered Shares pursuant to Section 2.2, each Holder shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice by notifying the Transferor in writing within twenty (20) days after receipt of the Transfer Notice referred to in Section 2.2(a) (such Holder, a "SELLING HOLDER").

          (i) Such Selling Holder's notice to the Transferor shall indicate the number of Equity Securities the Selling Holder wishes to sell under its right to participate.

          (ii) To the extent one or more of the Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that the Transferor may sell in the Transfer shall be correspondingly reduced.

          (b) Each Selling Holder may elect to sell up to such number of Equity Securities equal to the product of (i) the aggregate number of the Offered Shares being transferred following the exercise or expiration of all rights of first refusal pursuant to Section 2.2 hereof by (ii) a fraction, the numerator of which is the number of Common Shares (including the number of Common Shares that would be issuable upon the exercise, conversion or exchange of Common Share Equivalents) owned by the Selling Holder on the date of the Transfer Notice and the denominator of which is the total number of Common Shares (including the number of Common Shares that would be issuable upon the exercise, conversion or exchange of Common Share Equivalents) owned by all Selling Holders and the Transferor on the date of the Transfer Notice.

          (c) Each Selling Holder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Holder elects to sell; provided, however that if the prospective third-party purchaser objects to the delivery of Equity Securities in lieu of Common Shares, such Selling Holder shall only deliver Common Shares (and therefore shall convert any such Equity Securities into Common Shares) and certificates corresponding to such Common Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

          (d) The share certificate or certificates that a Selling Holder delivers to the Transferor pursuant to Section 2.3(c) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale.

          (e) To the extent that any prospective purchaser prohibits the participation of a Selling Holder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase from such Selling Holder such shares or other securities that such Selling Holder would otherwise be entitled to sell to the prospective purchaser pursuant to its co-sale rights for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

                                5   Right of First Refusal and Co-Sale Agreement

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     2.4  NON-EXERCISE OF RIGHTS.

          (a) Subject to any other applicable restrictions on the sale of such shares, to the extent that the Holders have not exercised their rights to purchase the Offered Shares within the time periods specified in Section 2.2 and the Holders have not exercised their rights to participate in the sale of the Offered Shares within the time periods specified in Section 2.3, the Transferor shall have a period of sixty (60) days from the expiration of such rights in which to sell the Offered Shares, as the case may be, to the third-party transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice.

          (b) In the event the Transferor does not consummate the sale or disposition of the Offered Shares within sixty (60) days from the expiration of such rights, the Holders' first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.

          (c) The exercise or non-exercise of the rights of the Holders under this Section 2 to purchase Equity Securities from a Transferor or participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Equity Securities or subsequently participate in sales of Equity Securities by the Transferor hereunder.

     2.5 LIMITATIONS TO RIGHTS OF FIRST REFUSAL AND CO-SALE. Notwithstanding the provisions of this Section 2, a Common Shareholder may sell or otherwise assign, with or without consideration, any Equity Securities now or hereafter held by such Common Shareholder, to an entity wholly-owned by such Common Shareholder, or to any spouse, lineal descendants, or to a trust, custodian, trustee, executor, or other fiduciary for the account of any of the foregoing, or to a trust for the Common Shareholder's account, or a charitable remainder trust (collectively, the "PERMITTED TRANSFEREES" and each, a "PERMITTED TRANSFEREE") and such sale or assignment shall not be subject to Sections 2.1, 2.2 or 2.3, provided that (i) each such Permitted Transferee, prior to the completion of the sale, transfer, or assignment, shall have executed documents, in form and substance reasonably satisfactory to the Holders, assuming the obligations of the Common Shareholder under this Agreement, including but not limited to
Section 2.1 hereof, with respect to the transferred securities and (ii) each Permitted Transferee shall have executed and delivered to the transferring Common Shareholder (with a copy to the Company) an irrevocable, unconditional and permanent power of attorney, all in form and manner reasonably satisfactory to the Holders, effective immediately after the closing of such sale or assignment, appointing the transferring Common Shareholder (or his existing attorney-in-fact) as such Permitted Transferee's attorney-in-fact and authorizing him to vote, in his absolute discretion as the attorney-in-fact of the Permitted Transferee, any and all Equity Securities of the Company owned by such Permitted Transferee with respect to any Company related matters; and provided further, that each Common Shareholder shall make no more than one (1) transfer to a Permitted Transferee under this Section 2.5. In addition to the foregoing, each Common Shareholder may sale or otherwise assign any Equity Securities now or hereafter held by such Common Shareholder to another Common Shareholder, and such sale or assignment will not be subject to Sections 2.1,
2.2 or 2.3.

3. ASSIGNMENTS AND TRANSFERS; NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, this Agreement and the rights and obligations of the parties hereunder shall inure

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

to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. Except as otherwise provided herein, the rights of any Holder hereunder are only assignable in connection with the transfer (subject to applicable securities and other Laws) of Equity Securities held by such Holder but only to the extent of such transfer; provided, however, that (1) the transferor shall, prior to the effectiveness of such transfer, furnish to the Company written notice of the name and address of such transferee and the Equity Securities that are being assigned to such transferee, and (2) such transferee shall, concurrently with the effectiveness of such transfer, become a party to this Agreement as a Holder and be subject to all applicable restrictions set forth in this Agreement. This Agreement and the rights and obligations of any party hereunder shall not otherwise be assigned without the mutual written consent of the other parties.


4. LEGEND. Each existing or replacement certificate for shares now owned or hereafter acquired by the Common Shareholders shall bear the following legend:

     "THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND BETWEEN THE MEMBER, THE COMPANY AND CERTAIN HOLDERS OF SHARES OF THE COMPANY. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."


5. FURTHER INSTRUMENTS AND ACTIONS. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Each party agrees to cooperate affirmatively with the other parties, to the extent reasonably requested by another party, to enforce rights and obligations pursuant hereto.


6. MISCELLANEOUS

     6.1 GOVERNING LAW. This Agreement shall be governed by and construed under the Laws of the State of New York without regard to conflicts of law provisions.


     6.2 NOTICES. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such party on the signature page of this Agreement (or at such other address as such party may designate by 15 days' advance written notice to the other parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

     6.3 TERM. This Agreement shall terminate upon the earlier of the closing of a Qualified IPO or a Liquidation Event.

     6.4 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the

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

parties hereto with respect to the subject matter hereof, and supersedes all other agreements between or among any of the parties with respect to the subject matter hereof.

     6.5 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of (i) the Company, (ii) Common Shareholders holding a majority of the then-outstanding Equity Securities then held by all Common Shareholders assuming the exercise, conversion and exchange of any Common Share Equivalents (provided that any amendment that disproportionately and adversely affects any Common Shareholder shall also require the consent of such affected Common Shareholder), and (iii) Holders representing a majority of the Preferred Shares then held by all Holders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the parties and their respective successors and assigns.

     6.6 SEVERABILITY. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     6.7 ATTORNEY'S FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

     6.8 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     6.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

     6.10 DISPUTE RESOLUTION.

          (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one party hereto has delivered to the other party hereto a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

          (b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the "CENTRE"). There shall be three arbitrators. The complainant or complainants on the one hand, and the respondent or respondents on the other hand, shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in New York. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the

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

relevant appointment shall be made by the Chairman of the Centre.

          (c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the Centre in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 6.10, including the provisions concerning the appointment of arbitrators, the provisions of this Section 6.10 shall prevail.

          (d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of New York and shall not apply any other substantive Law.

          (e) Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

          (f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.

          (g) Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

     6.11 RIGHTS CUMULATIVE. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

     6.12 NO WAIVER. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

     6.13 NO PRESUMPTION. The parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.



     [Remainder of page intentionally left blank; signature pages to follow]

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



COMPANY:                             ATA INC.



                                     By:
                                         ---------------------------------------
                                         Name:
                                         Capacity: Authorized Signatory

                                     Address:
                                         8th Floor East Building
                                         No. 6 Jian Guo Men Nei Gong Yuan Xi Jie
                                         Beijing 100005
                                         People's Republic of China
                                         Fax: +86(10) 6517-9517

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

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



INVESTORS:                  SB ASIA INVESTMENT FUND II, L.P.



                            By:
                                ------------------------------------------------
                                Name: Andrew Y. Yan
                                Capacity: Authorized Signatory

                            Address:
                                c/o M&C Corporate Services Limited
                                PO Box 309GT
                                Ugland House, South Church Street
                                George Town, Grand Cayman
                                Cayman Islands

                            With a copy to:
                                c/o SAIF Advisors
                                1001 China Resources Building
                                No. 8 Jianguomenbei Avenue
                                Beijing 100005
                                People's Republic of China
                            Attention: Joe Zhou
                            Fax: +86 (10) 8519-2048

                            And a copy to:
                                c/o SAIF Advisors
                                Suites 2115-2118, Two Pacific Place
                                88 Queensway, Hong Kong
                            Attention: Brandon Lin
                            Fax: +(852) 2234-9116


                            WINNING KING LTD



                            By:
                                ------------------------------------------------
                                Name: Gao Hongmei
                                Capacity: Authorized Signatory

                            Address:
                                Room 11C, No. 6, Building Citichamp North Palace Madian
                                Hai Dian District
                                Beijing
                                People's Republic of China

                   Signature Page   Right of First Refusal and Co-Sale Agreement

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMMON SHAREHOLDERS:   (CHINESE CHARACTERS) (MA XIAOFENG)


                       --------------------
                       ID Number: G02709604
                       Address: 8th Floor East Building
                                No. 6 Jian Guo Men Nei Gong Yuan Xi Jie
                                Beijing 100005, PRC
                       Fax:     +86(10) 6517-9517

                       (CHINESE CHARACTERS) (WANG LIN)


                       --------------------
                       ID Number: G02736884
                       Address: 8th Floor East Building
                                No. 6 Jian Guo Men Nei Gong Yuan Xi Jie
                                Beijing 100005, PRC
                       Fax:     +86(10) 6517-9517

                       (CHINESE CHARACTERS) (ZHENG ZHENXIU)


                       --------------------
                       ID Number: G06915204
                       Address: 8th Floor East Building
                                No. 6 Jian Guo Men Nei Gong Yuan Xi Jie
                                Beijing 100005, PRC
                       Fax:     +86(10) 6517-951

                       (CHINESE CHARACTERS) (MAI LIJUN)


                       --------------------
                       ID Number: 41030519580503402X
                       Address: Rm 1210, Kunlun DUshi, No.1, Guomao Yiheng Road,
                                Haikou, Hainan Province 570105, PRC
                       Fax:

                       PRO-WINNER LIMITED

                       By:
                           --------------------
                           Name:     Wang Jianguo
                           Capacity: Authorized Signatory

                       Address: 8th Floor East Building
                                No. 6 Jian Guo Men Nei Gong Yuan Xi Jie
                                Beijing 100005, PRC
                       Fax:     +86(10) 6517-9517

                   Signature Page   Right of First Refusal and Co-Sale Agreement

                                   SCHEDULE A

                               COMMON SHAREHOLDERS




(CHINESE CHARACTERS) (MA XIAOFENG)

(CHINESE CHARACTERS) (WANG LIN)

(CHINESE CHARACTERS) (ZHENG ZHENXIU)

(CHINESE CHARACTERS) (MAI LIJUN)

PRO-WINNER LIMITED

                       Schedule A   Right of First Refusal and Co-Sale Agreement